ANTIDILUTION AGREEMENT AND ADDENDUM TO WARRANTS

THIS AGREEMENT (the "Antidilution Agreement" or the “Agreement”) is entered into as of March 19, 2003, by and among Patriot Scientific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company" or “Patriot”) and Swartz Private Equity, LLC (hereinafter referred to as “Swartz” or “Holder”). This Agreement supersedes the Addendum to Amended Secured Promissory Note (the “Addendum to Amended Note”) between the Company and Swartz dated on or about March 12, 2002, a copy of which is attached hereto as Exhibit A, which superseded the Agreement (the “Original Loan Advance Agreement”) between the Company and Swartz dated on or about January 28, 2002, a copy of which is attached hereto as Exhibit B.

RECITALS:

WHEREAS, the Company and Swartz entered into an Amended Secured Promissory Note in an initial amount of $87,500 dated as of October 9, 2001 (the “Secured Note”);

WHEREAS, Swartz has advanced funds to the Company from time to time, as specified in Schedule A to the Secured Note;

WHEREAS, Swartz agreed to loan one such advance, for one hundred thousand dollars ($100,000), to the Company on or about January 28, 2002 subject to the terms of the Original Loan Advance Agreement;

WHEREAS, the Original Loan Advance Agreement, among other things, gave Swartz certain antidilution protection;

WHEREAS, Swartz agreed to another such advance, for two hundred thousand dollars ($200,000), to the Company on or about March 12, 2002 subject to the terms of the Addendum to Amended Note;

WHEREAS, Swartz agreed to defer additional payments under the Secured Note pursuant to the Addendum to Amended Note;

WHEREAS, the Addendum to Amended Note, among other things, gave Swartz certain additional antidilution protection;

WHEREAS, pursuant to advances under the Secured Note, Patriot has issued to Swartz certain warrants to purchase common stock of Patriot (the “Note Warrants”);

WHEREAS, pursuant to the terms of the Original Loan Advance Agreement and the Addendum to Amended Note, Patriot has issued to Swartz certain warrants to purchase common stock of Patriot (the “Existing Snapshot Warrants”);

WHEREAS, on or about July 12, 1999, the Company and Swartz entered into a private equity line Investment Agreement, and related agreements (collectively, the “First Equity Line Agreements”), pursuant to which the Company has issued to Swartz certain purchase warrants (the “First Equity Line Purchase Warrants”);

WHEREAS, on or about May 2, 2000, the Company and Swartz entered into a private equity line Investment Agreement, and related agreements (collectively, the “Second Equity Line Agreements”), pursuant to which the Company has issued to Swartz certain purchase warrants (the “Second Equity Line Purchase Warrants”, together with the First Equity Line Purchase Warrants, referred to herein as the “Purchase Warrants”);

WHEREAS, on or about September 17, 2001, the Company and Swartz entered into a private equity line Investment Agreement, and related agreements (collectively, the “Third Equity Line Agreements”, together with the First Equity Line Agreements and the Second Equity Line Agreements, referred to as the “Equity Line Agreements”), pursuant to which the Company has issued to Swartz a commitment warrant (the “Commitment Warrant”) to purchase 900,000 shares, with an issue date of September 17, 2001;

WHEREAS, the Note Warrants, the Existing Snapshot Warrants, the Commitment Warrant and the Purchase Warrants (collectively, the “Existing Swartz Warrants”) are all described on Exhibit C.

WHEREAS, the parties mutually desire to enter into this Agreement whereby, among other things, payments on the Secured Note are further deferred, certain of the Existing Swartz Warrants are subjected to a contractual lock-up and 20,007,350 shares that were originally reserved for issuance upon exercise of certain of the Existing Swartz Warrants will be reserved for other purposes for a period of time, and in exchange, among other things, Swartz is granted certain additional antidilution protection.

TERMS:

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Deferral of Payments on Secured Promissory Note. Swartz hereby agrees that the principal payments on the Secured Note that were originally due on the first day of each month beginning January 1, 2002 throughout the term of the Secured Note shall be deferred until March 1, 2004, at which time Patriot shall pay Swartz all outstanding principal and interest which shall be due and payable on March 1, 2004, at which time the Secured Notes shall be retired. The parties acknowledge that the balance of the Secured Note as of the close of business on March 19, 2003 is $635,275.53 in principal and $53,317.27 in accrued interest. Patriot shall continue to make timely interest payments under the Secured Note, notwithstanding such deferral of principal.

2. Extension of Warrants. The Company agrees that the respective term of each of the Existing Swartz Warrants that would otherwise expire prior to December 31, 2006, including but not limited to those warrants specified in Exhibit D, are hereby extended through December 31, 2006.

3. Contractual Lock-Up of Specified Existing Swartz Warrants. Swartz agrees that it shall not exercise any of the warrants specified on Exhibit E, representing an aggregate of 20,007,350 shares (the “Specified Existing Swartz Warrants”) prior to the Reservation Trigger Date (as defined below).

4.  Antidilution; Issuance of Snapshot Warrants. As part of the consideration for Swartz entering into this Agreement, (i) on April 1, 2003, the Company shall issue and deliver to Swartz a warrant (a “First New Snapshot Warrant”), to purchase 621,512 shares of common stock of the Company (“Common Stock”), and (ii) on each three (3) month anniversary of April 1, 2003 thereafter (and if such date is not a business day, then on the next business day), and on the trading day immediately preceding the closing of any Major Transaction, as defined below (each, a “Snapshot Date”) continuing through March 19, 2008, the Company shall calculate a value for “X,” as defined below, with respect to that Snapshot Date. Within three (3) business days of each Snapshot Date, the Company shall issue and deliver to Swartz (each, a “Snapshot Issuance”) warrants (the “New Snapshot Warrants,” together with the First New Snapshot Warrant and the Existing Snapshot Warrants, referred to herein as the “Snapshot Warrants”), to purchase a number of shares of common stock of the Company (“Common Stock”), if any, equal to the value of “X” for that Snapshot Date.

For purposes hereof:

“X” = (Snapshot Rate Multiplier * [“Current Adjusted FDO” - 179,800,00 shares]) - the number of Snapshot Warrants issued to Swartz under this Agreement after March 19, 2003 but prior to the current Snapshot Date .

“Snapshot Rate Multiplier” shall equal 0.30, unless increased by the terms of this Agreement.

“Current Adjusted FDO” shall mean (i) the number of Fully Diluted Shares (as defined below) of Common Stock of the Company determined after the close of business on the Snapshot Date with respect to which Snapshot Warrants are being issued (the “Current Snapshot Date”), minus (ii) any shares or warrants that are issued to Swartz under this Agreement, minus (iii) any shares or warrants (“Future Agreement Shares”) that are issued to Swartz under any new agreement(s) which are entered into between Swartz and the Company after the date hereof.

“Fully Diluted Shares” shall include all of the following: (i) all outstanding shares of Common Stock of the Company, including but not limited to those owned by Swartz Private Equity, LLC, and (ii) all shares of Common Stock of the Company that would be issuable if all outstanding Convertible Securities (as defined below), including but not limited to those Convertible Securities owned by Swartz Private Equity, LLC, were converted, exchanged or exercised, in their entirety, into Common Stock of the Company on the date in question, without regard for any contractual, legal or regulatory restrictions on the exercise, conversion or exchange thereof, and without regard to whether there are a sufficient number of authorized and reserved shares to effect such conversion, exchange or exercise.

“Convertible Securities” shall mean any securities of the Company that are, or could become, convertible, exercisable or exchangeable into Common Stock of the Company, including but not limited to convertible preferred stock, convertible debentures, convertible notes, warrants and options.

“Current Snapshot Date” shall mean the Snapshot Date for which “X” is being calculated.

Notwithstanding the above, if the average closing bid price of the Company’s common stock for the five (5) trading days immediately preceding a given Snapshot Date (the “5 Day Average Price”) is greater than or equal to $1.00 (subject to appropriate adjustments for stock splits), then no Snapshot Warrants shall be issued with respect to that Snapshot Date, provided that if the 5 Day Average Price for one or more subsequent Snapshot Dates is less than $1.00 (subject to with appropriate adjustments for stock splits), then Snapshot Warrants shall be issued with respect to such subsequent Snapshot Dates as set forth in this Agreement.

The Snapshot Warrants shall be in the form of Exhibit F hereto, and shall be exerciseable at an exercise price (the “Exercise Price”) which shall initially equal (the “Initial Exercise Price”) the average closing bid price of the Company’s common stock for the five (5) trading days immediately preceding the applicable Snapshot Date, subject to resets as further described below and as described in the Snapshot Warrants. If the Date of Exercise is more than six (6) months after the Date of Issuance (as defined in the Snapshot Warrants), the Exercise Price shall be reset to equal the lesser of (i) the Exercise Price then in effect, or (ii) the “Lowest Reset Price,” as that term is defined below. The Company shall calculate a “Reset Price” on each six-month anniversary date of the Date of Issuance which shall equal the lowest Closing Bid Price (as defined below) of the Company’s Common Stock for the five (5) trading days ending on such six-month anniversary date of the Date of Issuance. The “Lowest Reset Price” shall equal the lowest Reset Price determined on any six-month anniversary date of the Date of Issuance up through the applicable Date of Exercise, taking into account, as appropriate, any adjustments made pursuant to Section 5 of the warrant.

For purposes hereof, the term “Closing Bid Price” shall mean the closing bid price on the Nasdaq Small Cap Market, the National Market System (“NMS”), the New York Stock Exchange, or the O.T.C. Bulletin Board, or if no longer traded on the Nasdaq Small Cap Market, the National Market System (“NMS”), the New York Stock Exchange, or the O.T.C. Bulletin Board, the “Closing Bid Price” shall equal the closing price on the principal national securities exchange or the over-the-counter system on which the Common Stock is so traded and, if not available, the mean of the high and low prices on the principal national securities exchange on which the Common Stock is so traded.

The Snapshot Warrants shall have the registration rights set forth in the Registration Rights Agreement (“Registration Rights Agreement”) entered into by and between the parties concurrently herewith and shall have a 5-year term.

5.  Addendum to Amended Note is Superseded; Other Agreements and Securities Remain in Effect. As part of the consideration for this Agreement, the Addendum to Amended Note is superseded hereby, effective as of the date that this Agreement is entered into by both the Company and Swartz, provided that, except as expressly specified to the contrary in this Agreement, all other agreements between the parties and all securities that have been previously issued by the Company to Swartz shall remain in full force and effect, including but not limited to the following:

- all Existing Swartz Warrants (provided that the Specified Existing Swartz Warrants are subject to the contractual lockups and share reservation adjustments specified herein),
- the Secured Note, and all Note Warrants to be issued in the future thereunder.
- the Equity Line Agreements, the Commitment Warrant and the Purchase Warrants.

6. Addendum to Note Warrants and Snapshot Warrants. All warrants that have been issued from the Company to Swartz as of the date hereof, including but not limited to the Existing Swartz Warrants, and all Snapshot Warrants to be issued under this Agreement (collectively, the “Swartz Warrants” or the “Warrants”), shall be considered to contain and be subject to the following provision, which shall replace Section 5(a) of such Warrants:

Adjustment Due to Distribution. If at any time after the Issue Date hereof, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) or shares of its capital stock to Holders of Common Stock of the Company as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company’s shareholders in cash or shares [or rights to acquire shares] of capital stock of any other public or private company, including but not limited to a subsidiary or spin-off of the Company (a “Distribution”)), then the Holders of this Warrant shall be entitled, to immediately receive the amount of such distribution (in kind) which would have been payable to the Holder with respect to the shares of Common Stock issuable upon a full exercise of this Warrant (without regard to any contractual, legal or regulatory limitations on the amount of such conversion), had such Holder been the holder of such shares of Common Stock on the record date for determination of shareholders entitled to such Distribution.

7. 9.9% Provision. The parties agree that, if by virtue of the addendum in Section 6 above (the “Distribution Provision”), or by virtue of any other agreement between the parties, the Holder becomes entitled to receive a number of shares of common stock of another issuer company (the “Other Issuer”), such that the sum of (1) the number of shares of common stock of the Other Issuer beneficially owned by the Holder and any applicable affiliates, and (2) the number of shares of common stock of the Other Issuer that is issuable by virtue of the Distribution Provision described above, with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Other Issuer (collectively, the “9.99% LIMITATION”), then the Company shall immediately deliver to Swartz the number of shares of common stock of the Other Issuer that can be issued without exceeding the 9.99% Limitation, and shall, each five (5) business days thereafter (or such longer time period that Swartz requests in writing), issue additional such shares to Swartz, in an amount equal to the number of shares that Swartz states, by written notice, may then be issued to Swartz without causing a violation of the 9.99% limitation.

For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined by the Holder in accordance with Section 13(d) of the Exchange Act and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso to the immediately preceding sentence, and PROVIDED THAT the 9.99% Limitation shall be conclusively satisfied if the applicable notice from Swartz includes a signed representation by the Holder that the issuance of the shares in such notice will not violate the 9.99% Limitation, and the Company shall not be entitled to require additional documentation of such satisfaction.

8.  Term. The term of this Agreement shall be from the date hereof through the date that is 5 years after the date hereof.

9. Opinion of Counsel and Board Resolutions. Concurrently with the execution of this Agreement, the Company shall deliver to Swartz an Opinion of Counsel (signed by the Company’s independent counsel) and a board resolution, signed by all disinterested members of the board, covering the execution and legality of this Agreement, the Share Reservation Tolling (as defined below), the issuance of the Snapshot Warrants hereunder, and the issuance and resale of the Common Stock issuable upon exercise of the Snapshot Warrants.

10. Repayment of Funds. Notwithstanding the full repayment of the Secured Note, this Agreement, including but not limited to the Company’s obligation to issue the Snapshot Warrants, shall remain in full force and effect throughout the term hereof, and may not be terminated.

11. Removal of Legend Upon Conversion.

(a) Legend Removal. As contemplated by the Warrants, upon exercise of the Warrants, the Holder shall submit an Exercise Notice, substantially in the form attached to the Warrants. Any legend on the shares of common stock issued upon exercise of a warrant restricting the resale of such share of common stock (a “Legend”) shall be removed and the Company shall issue a certificate without such Legend to the holder of any Security upon which it is stamped, and a certificate for a security shall be originally issued without the Legend, if, unless otherwise required by state securities laws, (a) the sale of such Security is registered under the Act, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (the reasonable cost of which shall be borne by the Company), to the effect that a public sale or transfer of such Security may be made without registration under the Act, or (c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144. The Holder agrees to sell all Securities, including those represented by a certificate(s) from which the Legend has been removed, or which were originally issued without the Legend, pursuant to an effective registration statement and to deliver a prospectus in connection with such sale or in compliance with an exemption from the registration requirements of the Act.

(b) Legend Replacement. In the event the Legend is removed from any Security or any Security is issued without the Legend and thereafter the effectiveness of a registration statement covering the resale of such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to Subscriber holding such Security, the Company may require that the Legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause (b) next above has not been rendered, which Legend shall be removed when such Security may be sold pursuant to an effective registration statement or Rule 144 or such holder provides the opinion with respect thereto described in clause (b) next above.

(c) Acknowledgement of Tacking Periods. For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon any cashless exercise of a Warrant shall be deemed to have been acquired at the time the applicable Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon any cashless exercise of a Warrant shall be deemed to have commenced on the date the applicable Warrant was issued.

12. Authorization and Reservation of Shares of Common Stock.  Except as expressly set forth herein, the Company shall be required to maintain a sufficient number of authorized and reserved shares of common stock to effect the conversion or exercise of all warrants or other Convertible Securities owned by Swartz as required by the terms of such securities, including, but not limited to, the Swartz Warrants. Under the terms of the Specified Existing Swartz Warrants, the Company is required to have and maintain a sufficient number of reserved shares of common stock to effect the full exercise of each such warrant. Swartz hereby agrees that the Company shall be entitled to “unreserved” (the “Share Reservation Tolling”) up to 20,007,350 shares of common stock that are currently reserved for issuance upon exercises of the Specified Existing Swartz Warrants (the “Specified Existing Swartz Warrant Shares”), and to issue such shares of common stock to other persons or entities or to reserve such shares for issuance to others persons or entities, even if such actions temporarily cause there to be an insufficient number of authorized and reserved shares available to effect the exercise of the Specified Existing Swartz Warrants, provided that at all times after the earlier of (i) March 1, 2004 or (ii) the date that is ninety (90) days after the first date, if any, after the date hereof for which the Closing Price of the Company’s common stock has exceeded $0.375 (subject to adjustment to account for any forward or reverse stock splits) for ten (10) consecutive trading days (the earlier of which is referred to herein as the “Reservation Trigger Date”), the Company shall have authorized and reserved and keep available for issuance, solely for the purpose of effecting the exercise of the Specified Existing Swartz Warrants, a number of shares of common stock equal to the aggregate number of outstanding Specified Existing Swartz Warrants, which number shall not be reduced thereafter. Upon shareholder approval to authorize additional shares after the date hereof, the required number of shares shall be reserved for issuance to Swartz upon the exercise of the Specified Existing Swartz Warrants before any of such shares are reserved for any other purpose (the requirements of this Section 12 are referred to as the “Share Reservation Requirements”). In the event that, due to a failure of the Company to meet the Share Reservation Requirements (a “Share Reservation Failure,” or otherwise, the Company has an insufficient number of reserved shares available to effect the full exercise of any Swartz Warrant that is submitted for exercise, in addition to any other remedies for such failure, the Company shall use all authorized but unreserved shares as necessary to honor exercises of the Swartz Warrants.

13. Major Transactions; Automatic Redemption.

(a) Redemption Option Upon Major Transaction. The Company shall not effect any Major Transaction (as defined below) unless it first gives at least forty five (45) business days prior notice of such Major Transaction, during which time the Holder shall be entitled, at its option, to exercise its warrants, in whole or in part, into Common Stock (to the extent that shares of common stock are authorized and reserved for such issuance). Any Swartz Warrants not previously exercised as of the closing date of the Major Transaction shall be automatically redeemed (“Automatic Redemption”) by the Company as of such closing date at a price per share (that is, per share of common stock represented by the warrants) for each Warrant equal to the “Redemption Price,” which shall be defined as the greater of (A) $0.375 per share, less the Exercise Price per share in effect for that Warrant on the trading day immediately preceding the date of closing of the Major Transaction (each subject to adjustment to account for any forward or reverse stock splits), or (B) the applicable Warrant Redemption Market Value (as defined below). In addition, the Secured Note shall be automatically redeemed as of the closing date of the Major Transaction (“Automatic Note Redemption”) by the Company as of such closing date for an amount (the “Secured Note Redemption Amount”) equal to the outstanding principal amount plus all accrued and unpaid interest. As a condition to the Company entering into any Major Transaction, either the Company or the resulting successor or acquiring entity in such transaction (if not the Company), must place into an escrow account (“Escrow Account”) an amount of cash equal to the aggregate Redemption Price of all Swartz Warrants the are required to be redeemed (or, if applicable, the Holder Demand Prepayment Amount for all affected Warrants), plus the amount of the Secured Note Redemption Amount, which funds are to be distributed to Swartz at closing of such transaction. Company agrees not to consummate any Major Transaction until either the Holder has received any outstanding Redemption Price and Secured Note Redemption Amount in full, or the amount of such Redemption Price and Secured Note Redemption Amount has been placed in an escrow account for distribution to Swartz upon closing. For purposes hereof, the “Warrant Redemption Market Value,” for purposes of a Major Transaction, shall equal the aggregate of the highest Warrant Market Values (as defined in Section 15(c) below) for all of the Warrants being so redeemed calculated on any date during the forty five (45) business day period ending on the date that such Major Transaction closes.

(b) "Major Transaction". A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

(i) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (A) following which the holders of Common Stock of the Company immediately preceding such consolidation, merger, combination or event either (i) no longer hold a majority of the shares of Common Stock of the Company or (ii) no longer have the ability to elect the board of directors of the Company or (B) as a result of which shares of Common Stock of the Company shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control”);

(ii) the sale or transfer of all or substantially all of the Company's assets, or the sale or transfer of all or any portion of the Critical IP, as defined in Section 14 below (each, an “Asset Sale”); or

(iii) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control shall have occurred.

(c) Mechanics of Redemption.  On the 5th business day prior to the closing date of any Major Transaction, the Company shall provide notice to the Holder, by facsimile and overnight courier, indicating the number of Warrants that are being automatically redeemed and the applicable Redemption Price.

(d) Tender of Warrant Certificates; Payment of Redemption Price. The Holder shall tender the Warrants being redeemed (or notice that such Warrants have been lost, stolen or mutilated, if applicable) to the Company, promptly after receiving notice of redemption from the Company, by delivering such warrant certificates so redeemed to the Company’s Transfer Agent by overnight or, if outside the U.S., two-day courier within two business days of the date of the redemption, and the Company shall pay the applicable Redemption Price to the Holder within five (5) business days of the date the Transfer Agent receives the original warrants being redeemed (or a written statement that such Warrants have been lost, stolen or mutilated)(the “Redemption Payment Deadline”). The agent of the Escrow Account (the “Escrow Agent”) shall be instructed that it is obligated to deliver the Redemption Price to the Holder once the Warrants so redeemed are delivered to the Transfer Agent, or, in the event one (1) or more warrants have been lost, stolen, mutilated or destroyed, unless the Holder has notified the Company, in writing, of such loss or destruction. In the event that the Warrants being redeemed are inadvertently forwarded to the Company instead of the Transfer Agent, the Company shall promptly forward such certificates to the Transfer Agent. The Escrow Agent shall be instructed that, if the Major Transaction does not close within forty five (45) days of the initial notice of Major Transaction from the Company to the Holder, then the Escrow Agent return the Warrants in its possession to the Holder and return the funds reserved for payment of the Redemption Prices to the sender, and the automatic redemption of such Warrants shall be considered to be null and void.

14. Critical Intellectual Property. The patents and other intellectual property set forth as follows, shall be referred to herein as the “Critical IP”:

Patents:

U.S. Patent No. 5,440,749  Issued August 8, 1995

U.S. Patent No. 5,457,784  Issued October 10, 1995

U.S. Patent No. 5,530,890  Issued June 25, 1996

U.S. Patent No. 5,604,915  Issued February 18, 1997

U.S. Patent No. 5,648,787  Issued July 15, 1997

U.S. Patent No. 5,659,703  Issued August 19, 1997

U.S. Patent No. 5,784,584  Issued July 21, 1998

U.S. Patent No. 5,809,336  Issued September 15, 1998

Japanese Patent No. 2966085        Issued October 25, 1999

Patent Applications

U.S. Patent Application Serial No. 09/779,395	Filed February 7, 2001

U.S. Patent Application Serial No. 09/872,762	Filed June 1, 2001

European Patent Application No. 97200767.8	Filed August 2, 1990

European Patent Application No. 96934069.4	Filed October 4, 1996

Japanese Patent Application No. 9-515848	Filed October 4, 1996

Trademarks

U.S. Trademark Application for the “ShBoom” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith

U.S. Trademark Application for the “NetShark” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 75/699034    7/28/98

U.S. Trademark Application for the “PTSC” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/170283    11/21/00

U.S. Trademark Application for the “Driving Innovation” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/167143    11/16/00

U.S. Trademark Application for the “Ignite I” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/159514    11/3/00

U.S. Trademark Application for the “Ignite II” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/159517    11/3/00

U.S. Trademark Application for the “Ignite III” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/159515    11/3/00

U.S. Trademark Application for the “Ignite IV” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/159519    11/3/00

U.S. Trademark Application for the “JUICEtechnology” mark, U.S. Class 21, Ind Class 9 along with any and all good will associated therewith 76/265801    5/31/01

15.  Events of Default.

(a) Increase in Snapshot Multiplier Upon Event of Default. Upon the occurrence of an Event of Default (as herein defined), the Snapshot Rate Multiplier, with respect to such default, shall be increased by 0.01 for each thirty (30) days (pro rated) that passes from the date of the Event of Default through the date that either the Event of Default is cured or until the Swartz Warrants are prepaid under this Section.

(b) Holder’s Option to Demand Prepayment. In addition, if any Event of Default remains uncured for a period of sixty (60) days, Swartz shall have the right to elect at any time and from time to time prior to the cure by Company of such Event of Default to have all or any portion of such Holder’s then outstanding Warrants prepaid by the Company (a “Holder Demand Prepayment”) for an amount equal to the Holder Demand Prepayment Amount (as herein defined).

(i) The right of a Holder to elect prepayment shall be exercisable upon the occurrence of an Event of Default by such Holder in its sole discretion by delivery of a Demand Prepayment Notice (as herein defined) in accordance with the procedures set forth in this Section 15. Notwithstanding the exercise of such right, the Holder shall be entitled to exercise all other rights and remedies available under the provisions of this Agreement, the provisions of the Warrants and at law or in equity.

(ii) Swartz shall effect each demand for prepayment under this Section 15 by giving at least two (2) business days prior written notice (the “Demand Prepayment Notice”) of the date which such prepayment is to become effective (the “Effective Date of Demand of Prepayment”), the warrants selected for prepayment and the Holder Demand Prepayment Amount to the Company at the address and facsimile number provided in the stock records of the Company, which Demand Prepayment Notice shall be deemed to have been delivered on the business day after the date of transmission of Holder’s facsimile (with a copy sent by overnight courier to the Company) of such notice.

(iii)  The Holder Demand Prepayment Amount shall be paid to Swartz within five (5) business days following the date that the Company receives a written demand for prepayment; provided, however, that the Company shall not be obligated to deliver any portion of the Holder Demand Prepayment Amount until one (1) business day following either the date on which the warrant(s) being prepaid are delivered to the office of the Company or the Transfer Agent, or the date on which Swartz notifies the Company or the Transfer Agent that such warrant(s) have been lost, stolen or destroyed.

(c) Holder Demand Prepayment Amount. The “Holder Demand Prepayment Amount” means the greater of: (a) 1.3 times the aggregate of the highest Warrant Market Value of the warrant(s) for which demand is being made calculated on any date beginning on the date that the Event of Default commenced through the date of prepayment, where “Warrant Market Value” shall be calculated as follows:

“Warrant Market Value” = the number of shares that would be issuable in a “cashless exercise” on the date in question, under the terms of the warrant (without regard to any contractual, legal, or regulatory restrictions on such exercise and issuance, if any, and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance), multiplied by the Closing Price of the Company’s common stock for the preceding trading day.

For purposes hereof, the term “Closing Price” shall mean the closing price on the O.T.C. Bulletin Board, Nasdaq Small Cap Market, the National Market System (“NMS”), the New York Stock Exchange, or if no longer traded on the Nasdaq Small Cap Market, the National Market System (“NMS”), the New York Stock Exchange, or the O.T.C. Bulletin Board, the “Closing Bid Price” shall equal the closing price on the principal national securities exchange or the over-the-counter system on which the Common Stock is so traded and, if not available, the mean of the high and low prices on the principal national securities exchange on which the Common Stock is so traded.

(d) Events of Default. An “Event of Default” means any one of the following:

(i)  an “Exercise Failure” (as defined below) which is uncured fifteen (15) business days after the Date of Exercise (as defined in the Warrants);

(ii) one or more Share Reservation Failures occur and continue uncured for an aggregate of thirty (30) days;

(iii) the Company fails to pay any cash payments due to Holder under the terms of this Agreement within five (5) days after Holder has notified the Company, in writing, that such payment is past due and that the Holder intends to declare an “Event of Default” under this Section 15;

(iv) the Company fails to cause the registration statement required by the Registration Rights Agreement to become effective within thirty (30) days of the date that it is required by the Registration Rights Agreement to become effective, or if any Amended or New Registration Statement required to be filed under the Registration Rights Agreement is not declared effective within two (2) calendar months of the date it is required to be filed, or if Registration Blackouts (as defined in the Registration Rights Agreement) are in effect for a number of days that, in the aggregate, exceeds of the Maximum Annual Blackout Allowance by fifteen or more trading days, or if the Company otherwise fails to maintain an effective registration statement as required by the Registration Rights Agreement (the “Registration Rights Agreement”) between the Company and the Holder(s) (each, a “Registration Failure”), provided that a Registration Failure shall not constitute an Event of Default where all of (a) - (c) following are true: (a) where all of the outstanding Swartz Warrants (except for Snapshot Warrants that have been issued during the prior 12 month period) have been outstanding for more than one year (“Cured Warrants”), (b) where the shares issuable upon the cashless exercise of all of such outstanding Swartz Warrants (except for Snapshot Warrants that have been issued during the prior 12 month period) may be sold immediately, without volume limitations, without registration under the Act, by virtue of Rule 144 or similar provisions, and (ii) where the Company has not, at any time, failed or refused to issue unrestricted and unlegended shares of common stock upon the cashless exercise of a Cured Warrant.

(v) for three (3) consecutive trading days or for an aggregate of ten (10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon exercise of the Swartz Warrants) is (i) suspended from trading on any of the OTC Bulletin Board, Nasdaq SmallCap, NMS, NYSE, or the AMEX, or (ii) is not qualified for trading on at least one of the OTC Bulletin Board, Nasdaq SmallCap, NMS, NYSE, or the AMEX;

(vi) the Company fails, and such failure continues uncured for three (3) business days after the Company has been notified thereof in writing by a Holder, to remove any restrictive Legend on any certificate for any shares of Common Stock issued to a Holder upon exercise as and when required by this Agreement or the Registration Rights Agreement;

(vii) the Company or any subsidiary of the Company shall make an assignment for the benefit of its creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such receiver or trustee shall otherwise be appointed; or

(viii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company (and such proceedings shall continue unstayed for thirty (30) days).

The parties agree that the damages caused by any Event of Default breach hereof would be difficult or impossible to estimate accurately.

16. Exercise Failure. Subject to the restrictions on exercise of the Specified Existing Swartz Warrants, if (x) a Holder submits an Exercise Notice, and the Company fails for any reason to deliver, within ten (10) trading days (“Delivery Period”) for such exercise, such number of shares of Common Stock to which such exercising Holder is entitled upon such exercise (which shares shall be listed, authorized, reserved, registered (if and when required hereunder or under the Registration Rights Agreement or other applicable agreement), and freely tradeable to the extent required in the governing agreements, or (y) the Company provides notice to Holder at any time of its intention not to issue shares of Common Stock upon exercise by Holder of its exercise rights in accordance with the terms of the applicable governing agreements (each of (x) and (y) being a “Exercise Failure”), then in addition to all other available remedies which such Holder may pursue hereunder and under the applicable governing agreements, such Exercise Failure shall constitute an Event of Default under Section 15 hereunder.

17. Failure to Pay Damages Amount. If the Company fails to pay the Holder Demand Prepayment Amount within five (5) business days of its receipt of a Demand Prepayment Notice, then such Holder shall have the right, at any time and from time to time prior to the payment of the Holder Demand Prepayment Amount, to require the Company, upon written notice, to immediately exercise all or any portion of the Holder Demand Prepayment Amount, into shares of Common Stock at a price per share (the “Demand Conversion Price”) equal to the lowest Closing Bid Price of the Company’s common stock over the five (5) trading days immediately preceding the date of such notice, provided that if the Company has not delivered the full number of shares of Common Stock issuable upon such notice within three (3) business days after the Company receives written notice of such conversion, the Demand Conversion Price with respect to such Holder Demand Prepayment Amount shall thereafter be deemed to be the lowest Demand Conversion Price in effect during the period beginning on the date of the Event of Default through the date on which the Company delivers to the Holder the full number of freely tradable shares of Common Stock issuable upon such conversion.

18. Adjustments Due to Stock Splits. Any applicable price or number of shares specified in this Agreement shall be subject to adjustment in the event of a forward or reverse stock split by the Company, if necessary, to properly account for such split.

19. Arbitration; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made in and wholly to be performed in that jurisdiction, except for matters arising under the Act or the Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws. Any controversy or claim arising out of or related to the this Agreement or the breach thereof, shall be settled by binding arbitration in New York, New York in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A proceeding shall be commenced upon written demand by Company or Swartz to the other. The arbitrator(s) shall enter a judgment by default against any party, which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if they are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys’ and experts’ fees, as the arbitrators believe is appropriate in light of the merits of the parties’ respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of any state court sitting in New York, New York or to the United States District Court sitting in New York for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55.

Although the parties, as expressed above, agree that all claims, including claims that are equitable in nature, for example specific performance, shall initially be prosecuted in the binding arbitration procedure outlined above, if the arbitration panel dismisses or otherwise fails to entertain any or all of the equitable claims asserted by reason of the fact that it lacks jurisdiction, power and/or authority to consider such claims and/or direct the remedy requested, then, in only that event, will the parties have the right to initiate litigation respecting such equitable claims or remedies. The forum for such equitable relief shall be in either a state or federal court sitting in New York, New York. Each party waives any right to a trial by jury, assuming such right exists in an equitable proceeding, and irrevocably submits to the jurisdiction of said New York court. New York law shall govern both the proceeding as well as the interpretation and construction of this Agreement and the transaction as a whole.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 19th day of March, 2003.

PATRIOT SCIENTIFIC CORPORATION	SWARTZ PRIVATE EQUITY, LLC.

By: _/s/ Lowell W. Giffhorn	By: /s/ Eric S. Swartz
Lowell W. Giffhorn, CFO	Eric S. Swartz, Manager
10989 Via Frontera San Diego, CA 92127 Telephone: (858) 674-5000 Facsimile: (858) 674-5005	1025 Old Roswell Road, Suite 203 Roswell, GA 30076 Telephone: 770-640-8130 Fax: 770-643-0279